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                                   EXHIBIT 8





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[Dated as of the Reorganization Effective Date]



Board of Directors
Pinnacle Bank
1811 Second Avenue
Jasper, Alabama  35502-1388

Gentlemen:

         We have acted as special counsel to Pinnacle Bank (the "Bank"), a federally chartered stock savings bank, in connection with (i) the conversion (the "Conversion") of the Bank to an Alabama-chartered commercial bank (the "Converted Bank") whereby the stockholders of the Bank will become the stockholders of the Converted Bank, and, immediately thereafter, (ii) the reorganization of the Converted Bank into the holding company form of ownership (the "Reorganization") whereby the Converted Bank will become a wholly-owned subsidiary of Pinnacle Bancshares, Inc. (the "Holding Company") and stockholders of the Converted Bank will become the stockholders of the Holding Company. Both the Conversion and the Reorganization (collectively, the "Conversion and Reorganization") are pursuant to the Agreement and Plan of Conversion and Reorganization dated as of October 9, 1996 (the "Plan"), which is described and set forth in the Proxy Statement/Prospectus of the Bank and the Holding Company dated November __, 1996 (the "Proxy Statement/Prospectus")
 . Terms used but not defined herein, whether capitalized or not, shall have the meanings given to them in the Proxy Statement/Prospectus.

         For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan, (ii) the Registration Statement on Form S-4, including the Proxy Statement/Prospectus, of the Bank and the Holding Company prepared in connection with the Conversion and Reorganization, as filed on September 6, 1996 and thereafter amended (the "Registration Statement"), and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the
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Board of Directors
Pinnacle Bank
[Dated as of the Reorganization Effective Date]
Page 2


effectiveness thereof, the legal capacity of all natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering our opinion, we have relied, with the consent of the Bank, upon the accuracy and completeness of written statements and representations of the Bank (which statements and representations we have neither investigated nor verified) provided to us.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Plan will be consummated strictly in accordance with the Plan and as described in the Proxy Statement/Prospectus and that the transaction contemplated by the Reorganization, if consummated as a merger, will qualify as a statutory merger under the applicable laws of the State of Alabama.

         Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be certain of the federal income tax consequences of the Conversion and Reorganization to the stockholders of the Bank:

         (1) The Conversion and Reorganization will constitute one or more reorganizations within the meaning of Section 368(a) of the Code.

         (2) Stockholders of the Bank will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Converted Bank Common Stock in the Conversion.

         (3) Stockholders of the Converted Bank will not recognize any gain or loss upon their exchange of Converted Bank Common Stock solely





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Board of Directors
Pinnacle Bank
[Dated as of the Reorganization Effective Date]
Page 3

                 for shares of Holding Company Common Stock in the Reorganization.

         This opinion is being furnished only to you in connection with the Conversion and Reorganization and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

         No opinion is expressed as to the tax treatment of the transactions under the provisions of any other sections of the Code and regulations thereunder which also may be applicable thereto, or to the tax treatment, any conditions existing at the time of, or effects resulting from, the transactions which are not specifically covered by the opinion set forth above.

         This opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the IRS.

                                           Yours very truly,

                                           REINHART, BOERNER, VAN DEUREN,
                                             NORRIS & RIESELBACH, P.C.



                                           By:
                                              ----------------------------
                                                 Edward B. Crosland, Jr.

6945EBC:KSK